Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Appoints Adrian Adams

Chief Executive Officer and President

Malvern, PA – December 8, 2011 – Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced that Adrian Adams has been appointed Chief Executive Officer and President of the Company, effective immediately. Mr. Adams succeeds Armando Anido, who, after discussions with the Company’s Board of Directors, has agreed to step down as Chief Executive Officer and President and has resigned as a member of the Board of Directors. Mr. Adams has also been appointed to the Company’s Board of Directors.

Mr. Adams has more than 30 years of experience in the pharmaceutical industry, most recently serving as Chairman and CEO of Neurologix, Inc., a biotechnology company engaged in the development of innovative gene therapies for disorders of the brain and central nervous system. Prior to that, he served as President and CEO of Inspire Pharmaceuticals, Inc., where he oversaw the commercialization and development of prescription pharmaceutical products and led the company through a strategic acquisition by Merck & Co. Prior to Inspire, Mr. Adams served as President and Chief Executive Officer of Sepracor Inc. beginning in 2007 until its acquisition by Dainippon Sumitomo Pharma Co., Ltd in 2010. Prior to joining Sepracor, Mr. Adams was President and Chief Executive Officer of Kos Pharmaceuticals, Inc. from 2002 until the acquisition of the company by Abbott Laboratories in 2006. Mr. Adams has also held general management and senior international and national marketing positions at Novartis, SmithKline Beecham and ICI (now part of AstraZeneca).

“Adrian is an industry veteran with an excellent reputation for growing organizations, driving corporate development activities and successfully building pipelines to create value for shareholders,” said Rolf Classon, Chairman of Auxilium’s Board of Directors. “We believe that his visionary leadership and operational expertise will lead Auxilium to profitability and success as we seek to maximize the value of XIAFLEX® and Testim® while delivering on our current pipeline. We welcome Adrian to Auxilium and believe the Company can continue to build from its solid foundation and strong growth prospects.”

“I am pleased to be joining Auxilium, a Company with a growing presence in specialty therapeutics, a talented workforce and well-established relationships with its business partners and customers,” said Mr. Adams. “I look forward to working with the Board and the management team to strengthen the Company’s financial and operational performance, drive the commercialization of the current and future pipeline and position Auxilium to achieve its full potential, creating value for shareholders.”

Mr. Classon continued, “On behalf of Auxilium’s Board of Directors and the entire Auxilium team, I want to thank Armando for his contributions over the past five years. He has been instrumental to the Company’s continued progress, and we wish him the very best going forward.”

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum) is a biologic approved in the U.S. and the EU for the treatment of adult Dupuytren’s contracture patients with a palpable cord. XIAFLEX is a nonsurgical treatment for this condition and consists of a highly purified combination of several subtypes of collagenase, derived from clostridium histolyticum, in specific proportion. Together, the collagenase sub-types work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase. XIAFLEX is currently in phase III of a global development program for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX®

(collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer Inc. has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the prevalence and causes of Frozen Shoulder syndrome; the effectiveness of XIAFLEX in treating Frozen Shoulder syndrome; the design, methodology, timing, safety and endpoints of the phase IIa study of XIAFLEX for the treatment of Frozen Shoulder syndrome; the potential for XIAFLEX to be used in multiple indications; and products in development for Peyronie’s disease and cellulite.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

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